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                           VALUE LINE LEVERAGED GROWTH
                                 INVESTORS, INC.
                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16



Year(s) Ended 12/31/96:                1 year        5 years       10 years
                                     --------       --------       --------
Initial Investment:                     1,000          1,000          1,000
Balance at End of Period:               1,223          1,830          3,812
Change:                                   223            830          2,812

Percentage Change:                      22.31%         82.95%        281.21%

Average Annual Total Return:            22.31%         12.84%         14.32%